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                                                                    Exhibit 99.5

                                               [Draft: (New York) June 22, 2001]

                                [GRAPHIC OMITTED]




                                                                   June 26, 2001


Corporacion Durango, S.A. de C.V.
Potasio No. 150
Cd. Industrial-Durango
C.P. 34220, Durango
Mexico

Dear Mrs. Rincon:

          This Letter Agreement sets forth the terms and conditions pursuant to which Corporacion Durango, S.A. de C.V. (the "Company") has retained D. F. King & Co., Inc. ("King") in connection with a proposed exchange offer and consent solicitation described below.

          The Company proposes to offer to exchange all of the 125/8% Notes due 2003 of Grupo Industrial Durango, S.A. de C.V. (the "GID Notes") for a like principal amount of its ____% Senior Notes Due 2006 and ____% Senior Notes Due 2008 (the "Exchange Notes") in accordance with, and subject to, the terms and conditions set forth in the Company's prospectus and consent solicitation statement dated ____, 2001 (the "Prospectus") and the Letter of Transmittal and Consent (the "Letter of Transmittal and Consent"). Such offer to exchange is herein referred to as the "Exchange Offer". The Company is also soliciting consents from the holders of the GID Notes with respect to certain proposed amendments to the Indenture pursuant to which the GID Notes were issued, as described in the Prospectus and the Letter of Transmittal and Consent. The consent solicitation is herein referred to as the "Consent Solicitation."

          1. The Company hereby retains King as Information Agent for advisory and consulting services in connection with the Exchange Offer and Consent Solicitation and requests and authorizes King to contact, and to provide information with respect to the Exchange Offer and Consent Solicitation to, holders of the GID Notes. For this purpose, King is authorized to use, and will be supplied by the Company with as many copies as King may reasonably request of, the following materials filed with the Securities and Exchange Commission (the "Commission") or publicly released (or to be filed or publicly released) by the Company in connection with the Exchange Offer and Consent Solicitation (collectively, the "Exchange Offer and Consent Solicitation Materials"): (i) the Prospectus; (ii) a Letter of Transmittal and Consent; (iii) press releases and newspaper advertisements; (iv) letter to broker dealers, commercial banks, trust companies and depository trust company participants and letter from securities dealers, banks and trust companies to their clients; and (v) any and all amendments or supplements to any of the foregoing. In no event will King make any recommendation to anyone regarding whether to tender or refrain from
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tendering their Notes. If such advice is requested, King will respond that it is not authorized to give such advice and shall recommend to the person requesting such advice that such person consult with his or her financial advisor or broker.

          2. The Company agrees to pay King as compensation for its services a fee of US$6,500, which is due upon the completion, expiration or termination, as the case may be, of the Exchange Offer and Consent Solicitation. In the event the Company extends the term of the Exchange Offer and Consent Solicitation, the Company agrees to pay King an additional fee of US$1,000, for each such extension. Further, the Company agrees to pay King US$4.00 for each completed telephone contact (incoming or outgoing) in connection with the Exchange Offer and Consent Solicitation. In the event the Company requests King to provide additional services, the Company agrees to pay King reasonable and customary compensation, in an amount, if any, to be mutually agreed upon. The Company further agrees to reimburse King for all reasonable out-of-pocket expenses (including reasonable counsel's fees and disbursements) incurred by King in retention hereunder. The Company further agrees and acknowledges that its obligation under this paragraph 2 is not in any way conditional upon the successful consummation of the Exchange Offer and Consent Solicitation or dependent upon the amount of GID Notes acquired by the Company pursuant to the Exchange Offer and Consent Solicitation.

          3. The Company agrees that King shall have the right to pass upon and approve any and all references to King in the Exchange Offer and Consent Solicitation Materials. The Company shall not file with the Commission, any other governmental or regulatory authority or body or any court, or otherwise make public, any document containing any reference to King unless and until King shall have approved such reference, which approval shall not be unreasonably withheld or delayed.

          4. The Company represents and warrants to King that:

          (i) this letter agreement is a valid and binding agreement of the Company;

          (ii) all necessary corporate action will be duly taken by the Company prior to the commencement of the Exchange Offer and Consent Solicitation to authorize the Exchange Offer and Consent Solicitation, and the exchange of GID Notes for Exchange Notes in connection with the Exchange Offer;

          (iii) all Exchange Offer and Consent Solicitation Materials will comply, in all material respects, with the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, and none of the Exchange Offer and Consent Solicitation Materials and no other report, filing, document, release or communication published or filed in connection with the Exchange Offer and Consent Solicitation, will contain any untrue or misleading statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.



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          (iv) the Exchange Offer and Consent Solicitation,  and the exchange of
GID Notes for Exchange Notes in connection with the Exchange Offer, will comply, in all material respects, with all applicable requirements of law including the applicable rules or regulations of any governmental or regulatory authority or body (other than required filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder) which is required in connection with the making or consummation of the Exchange Offer and Consent Solicitation (or, if any such material consent, approval or filing is required it will be duly obtained or made prior to the commencement of the Exchange Offer and Consent Solicitation); and

          (v) the Exchange Offer and Consent Solicitation, and the exchange of GID Notes for Exchange Notes in connection with the Exchange Offer, and the execution, delivery and performance of this letter agreement, will not conflict with or result in a breach of or constitute a default under the Company's certificate of incorporation or by-laws, or any material agreement, indenture, mortgage, note or other instrument by which the Company is bound.

          5. The Company will advise King promptly of the occurrence of any event which would cause it not to proceed with, or to withdraw or abandon, the Exchange Offer and Consent Solicitation. The Company will also advise King promptly of any proposal or requirement to amend or supplement any of the Exchange Offer and Consent Solicitation Materials.

          6. The Company hereby agrees to indemnify and hold harmless King, King's controlling persons, officers, directors, employees, agents and representatives (collectively, the "Indemnified Persons") from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including but not limited to, all reasonable counsel fees, disbursements and other out-of-pocket expenses) incurred by such Indemnified Persons in investigating, preparing to defend or defending (or appearing or preparing for appearance as a witness in connection with) any claim, litigation, proceeding, investigation, or governmental or stock exchange inquiry, commenced or threatened or any claim whatsoever: (i) arising out of or based upon any facts or circumstances constituting a violation of, or in conflict with, any of the representations and warranties set forth in paragraph 4 above; or (ii) arising out of, relating to, or in connection with the Exchange Offer and Consent Solicitation, except for the Indemnified Person's willful misconduct or gross negligence. The Company shall reimburse such Indemnified Persons for such reasonable counsel fees and disbursements and other out-of-pocket expenses at such time as they are paid or incurred by such Indemnified Persons. The foregoing indemnity shall be in addition to any liability which the Company might otherwise have to the Indemnified Persons.

          7. King agrees to notify the Company promptly of the assertion of any claim against any of the Indemnified Persons in connection with the Exchange Offer and Consent Solicitation and the Company agrees to notify King promptly of the assertion of any claim against the Company or any of its officers,



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directors, employees or agents in connection with the Exchange Offer and Consent
Solicitation. At the Company's election, unless there is a conflict of interest, the defense of the Indemnified Person shall be conducted by the Company's counsel who shall be reasonably satisfactory to King and the Indemnified Persons who are defendants in the action or proceeding. Notwithstanding the Company's election to assume the defense of such action or proceeding, an Indemnified Person may employ separate counsel to represent it or defend it in such action or proceeding and the Company will pay the reasonable fees and expenses of such counsel as set forth above if such Indemnified Person reasonably determines that there are defenses available to such Indemnified Person which are different from, or in addition to, those available to the Company, or if a conflict of interest exists which makes representation by counsel chosen by the Company not advisable; provided however, unless there are actual or potential conflicts of interest among the Indemnified Persons, the Company will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Company assumes, the Indemnified Persons shall nevertheless be entitled to participate in such action or proceeding and retain its own counsel at such Indemnified Person's own expense. The Company shall not settle or compromise any such action or proceeding without the Indemnified Person's prior written consent, unless the terms of the settlement or compromise include an unconditional release of any such Indemnified Person(s) form all liability or loss arising out of such action or proceeding.

          8. The representations and warranties contained in paragraph 4 above and the indemnity agreement contained in paragraphs 6 and 7 above shall remain operative and in full force and effect regardless of: (i) the termination, expiration or consummation of the Exchange Offer and Consent Solicitation; and
(ii) any investigation made by or on behalf of any party.

          9. This agreement shall be construed and enforced in accordance with the laws of the State of New York. It is agreed that any action, suit or proceeding arising out of or based upon this agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District, and the parties hereto hereby consent to the in personam jurisdiction and venue of any such court and to service of process by certified mail, return receipt requested.

          If any provision of this agreement shall be held illegal or invalid by any court, this agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.


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          If the foreoging  correctly sets forth the  understanding  between the
Company and King, please indicate acceptance thereof in the space provided below for the purpose, whereupon this letter and the Company's acceptance shall constitute a binding agreement between the parties hereto.


                              D.F. KING & CO., INC.


                              By:
                                 -------------------------------------------
                                 Name:   Thomas A Long
                                 Title:  Executive Vice President


Accepted as of the date first above written

Corporacion Durango, S.A. de C.V.


By:
    --------------------------------------------
    Name:     Mayela Rincon de Velasco
    Title:    Vice President and Chief Financial Officer





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